Exhibit 10.1

CONDUENT INCORPORATED

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

Article I

Introduction

The Board of Directors of Conduent Incorporated considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company (as hereinafter defined) and its shareholders. In this connection, the Company recognizes that, as with many publicly held corporations, the possibility of a Change in Control (as hereinafter defined) may exist from time to time, and that this possibility, and the uncertainty raised by this possibility may cause the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board (as hereinafter defined) has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction which may arise from the possibility of a Change in Control, although no such change is now contemplated.

This Executive Change in Control Severance Plan does not alter the status of Participants (as hereinafter defined) as at-will employees of the Company. Just as Participants remain free to leave the employ of the Company at any time, so too does the Company retain its right to terminate the employment of Participants without notice, at any time, for any reason. However, the Company believes that, both prior to and at the time a Change in Control is anticipated or occurring, it is necessary to have the continued attention and dedication of Participants to their assigned duties without distraction, and this Plan is intended as an inducement for Participants’ willingness to continue to serve as employees of the Company (subject, however, to either party’s right to terminate such employment at any time). Therefore, should a Participant still be an employee of the Company at such time, the Company agrees that such Participant shall receive the severance benefits hereinafter set forth in the event the Participant’s employment with the Company terminates under the circumstances described below.

Article II

Establishment of Plan

As of October 1, 2017, the Company establishes the Conduent Incorporated Executive Change in Control Severance Plan, as set forth in this document. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one

(1) or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan. It is intended that this Plan comply with Section 409A of the Code (as hereinafter defined) and the regulations thereunder and shall be construed and interpreted in a manner consistent with such intention. This Plan is intended to replace the “Amended and Restated Severance Letter Agreement Providing Certain Benefits Upon A Termination of Employment Following a Change in Control” (or the “Prior Agreement”) that Participants entered into with the Xerox Corporation prior to January 1, 2017. A schedule of the Prior Agreements is attached as Appendix A. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”), except as provided Article XVIII.

Article III

Definitions

(a) Board shall mean the Board of Directors of the Company.

(b) Change in Control of the Company shall be deemed to have occurred if:

(i) Any “Person” is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii) The following individuals (referred to herein as the “Incumbent Board”) cease for any reason to constitute a majority of the directors then serving: (A) individuals who, on the date hereof constitute the Board, and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) There is consummated a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which results in the directors of the Company who were members of the Incumbent Board immediately before such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof for a period of 90 days or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding voting securities; or

(iv) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or upon the closing of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders immediately after the sale or disposition of the Company in substantially the same proportions as their ownership of the Company immediately before such sale. For purposes of the definition of Change in Control, Person shall have the meaning given in Section 3(a)(9) of the 1934 Act, as modified and used in Section 13(d) and 14(d) of the 1934 Act, except that such term shall not include Excluded Persons. “Excluded Persons” shall mean (1) the Company and its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (3) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (4) any person who becomes a beneficial owner in connection with a transaction described in sub clause (A) of clause (iii) above, (5) an underwriter temporarily holding securities of the Company pursuant to an offering of such securities, or (6) an individual, entity or group who is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule), provided that if any Excluded Person described in clause (6) subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this definition, such individual, entity or group shall no longer be considered an Excluded Person and shall be deemed to have first acquired beneficial ownership of securities of the Company on the first date on which such individual, entity or group becomes required to or does so report on such Schedule.

(c) Code shall mean the Internal Revenue Code of 1986, as amended.

(d) Company shall mean Conduent Incorporated or any successor thereto, including any successor to its business and/or assets which assumes and agrees to perform the duties of the Company described in this Plan by operation of law or otherwise.

(e) Date of Termination shall mean:

(i) If the Participant’s employment is terminated pursuant to a Termination by the Company For Disability, thirty (30) days after Notice of Termination is given (if the Participant does not return to the performance of his/her duties on a full-time basis during such thirty (30) day period); and

(ii) If the Participant’s employment is terminated for any other reason, the date specified in the Notice of Termination, subject to clauses (iii), (iv) and (vi) of this subsection.

(iii) In the case of a Termination by the Company Without Cause, the specified date shall not be less than thirty (30) days from the date the Notice of Termination is given.

(iv) In the case of a Termination by the Participant For Good Reason, the specified date shall not be less than fifteen (15) days nor more than sixty (60) days, from the date the Notice of Termination is given subject to subsection (o) of Article III.

(v) In the case of a Termination By the Death of the Participant, the specified date shall be the date of the Participant’s death.

(vi) In no event shall the Date of Termination occur until the Participant experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

(f) Disability shall mean a physical or mental incapacity incurred after a Potential Change in Control which would allow the Participant to receive benefits under the Company’s Long-Term Disability Income Plan (or any substitute plans adopted before a Change in Control).

(g) Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

(h) Notice of Termination shall mean the notice required to be given by the Participant or the Company in accordance with the terms of Article XI.

(i) Participant shall mean an employee of the Company who has been designated from time to time by the Committee in writing as a Participant. The Committee shall approve the participation of (1) any Section 16(b) officer (as defined in Section 16(b) of the Exchange Act) or elected officer of the Company, and (2) any direct report to the Chief Executive Officer of the Company. At its discretion, the Committee may approve additional management personnel. Appendix B of this Plan, as it may be updated from time to time by the Committee, shall at all times contain a current list of Participants. Notwithstanding the foregoing, a Participant shall not be entitled to receive separation benefits (or any other benefits under the Plan) if the Participant has entered into an agreement with the Company that provides for benefits similar to the separation benefits in the event of a termination of employment following (or prior to and in connection with) a Change in Control, unless such agreement specifically provides otherwise.

(j) Plan shall mean the Conduent Incorporated Executive Change in Control Severance Plan set forth herein.

(k) Qualifying Termination shall mean a termination of employment that occurs within two years for the Chief Executive Officer, or within one year for any other Participant following or within ninety (90) days preceding a Change in Control and during the term of this Plan, and is not (i) because of Participant’s death, (ii) a Termination by the Company For Cause, (iii) a Termination by the Company For Disability, or (iv) a Termination by the Participant Without Good Reason.

(l) Severance Period shall mean the period for which the Participant is entitled to receive benefits pursuant to a Qualifying Termination under this Plan, as set forth in Appendix C.

(m) Termination by the Company For Cause shall mean termination by the Company of the Participant’s employment upon:

(i) The willful and continued failure by the Participant to substantially perform his/her duties with the Company or its subsidiary (other than any such failure resulting from Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Participant For Good Reason), after a written demand for substantial performance is delivered to the Participant by the Committee which specifically identifies the manner in which the Committee believes that the Participant has not substantially performed his/her duties;

(ii) The willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or is deemed by the Committee to be morally repugnant; or

(iii) The Participant’s conviction, or entering into a plea of either guilty or nolo contendere to, any felony, or any misdemeanor involving material acts of moral turpitude, embezzlement, theft, or other similar act.

(iv) For purposes of this subsection, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

(v) A termination of the Participant’s employment is not a Termination by the Company For Cause until there is delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with Participant’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Participant was guilty of conduct set forth in this subsection, and specifying the particulars thereof in detail.

(n) Termination by the Company For Disability shall mean a termination by the Company of Participant’s employment following a Change in Control and during the term of this Plan as follows. If, as a result of the Participant’s incapacity due to physical or mental illness, the Participant fails to perform his/her duties and shall have been receiving payments under the Company’s Long-Term Disability Income Plan, or any substitute plans adopted before the Change in Control, for a period of twelve (12) consecutive months and, within thirty (30) days after Notice of Termination is given, the Participant shall not have returned to the full-time performance of his/her duties, the Company may terminate the Participant’s employment pursuant to a Termination by the Company For Disability. The Participant shall continue to receive full base salary at the rate then in effect and Participant’s bonus and all compensation shall be paid during the period until the Participant is terminated pursuant to this subsection. The Participant’s benefits shall thereafter be determined in accordance with the Company’s welfare benefits programs then in effect and the Company’s retirement plans then in effect.

(o) Termination by the Participant For Good Reason shall mean the termination by the Participant of employment within two years for the Chief Executive Officer, or within one year for all other Participants, of the initial occurrence of any of the following circumstances, provided that (1) such circumstance occurs without the Participant’s express written consent, after a Change in Control, and during the term of this Plan, (2) the Participant properly notifies the Company within ninety (90) days of the initial occurrence of such circumstance and the Company does not remedy the circumstance within thirty (30) days of such notice, and (3) the Participant actually terminates employment within ten (10) business days of close of the Company’s failure to remedy the circumstance:

(i) Subject to subsection (o) of Article III herein, the material diminution of the Participant’s authority, duties, or responsibilities from those in effect immediately prior to a Change in Control (including, without limitation, if the Participant is an executive officer of the Company prior to a Change in Control, ceasing to be an executive officer of the surviving company);

(ii) A material reduction in the Participant’s annual base salary and/or annual target bonus and/or employee benefits in aggregate as in effect on the date of the Change in Control, or as the same may be increased from time to time, except that this clause (ii) shall not apply to across-the-board salary reductions similarly affecting all executives of the Company and all executives of any person in control of the Company, nor shall this clause (ii) apply to any changes to employee benefits plans made in accordance with the terms of each plan that apply to all participants of such employee benefit plan;

(iii) A material adverse change in the geographic location at which the Participant is required to be based (including, the Company requiring the Participant to relocate in order to report to a location 150 miles or more from the Company location in the Participant was based immediately prior to the Change in Control), except for required travel on the Company’s business to an extent substantially consistent with the Participant’s present business travel obligations; or

(vi) A Termination by the Participant For Good Reason shall be deemed to occur if, after a Change in Control, there occurs any termination by the Company of the Participant’s employment which is not accompanied by any Notice of Termination required by Article XI, and does not comply with the notice requirements (if applicable) of subsection (l) of this section (defining Termination by the Company For Cause).

(vii) A termination by the Participant of his/her employment shall not fail to be a Termination by the Participant For Good Reason merely because of the Participant’s incapacity due to physical or mental illness, or because the Participant’s employment continued after the occurrence of any of the events listed in this subsection.

(p) Termination by the Participant Without Good Reason shall mean a termination by the Participant of employment that is not a Termination by the Participant For Good Reason.

(q) Termination by Death of the Participant shall mean a termination by the Participant of employment that is the result of the death of the Participant, except where the Participant has already incurred a Termination by the Company for Disability.

Article IV

Term of Plan

(a) This Plan shall be effective on October 1, 2017, and shall continue in effect through December 31, 2017 or the later date provided by subsection (b) or (c) of this section.

(b) Commencing on January 1, 2018, and each January 1 thereafter, the term of this Plan shall automatically be extended for one additional year unless, (i) not later than the later of November 1 or thirty days following the meeting of the Committee held in October of the preceding year, the Company gives notice that it does not wish to extend this Plan; or (ii) at any time, the Company gives notice that a Participant is no longer in a position considered to be a key role in the event of a Change in Control. No such notice may be given during the pendency of a Change in Control (that is, ninety (90) days prior to an actual Change in Control).

(c) If a Change in Control occurs while this Plan is in effect, then notwithstanding subsections (a) and (b) of this section, this Plan shall continue in effect until the last day of the 24th month following the month in which occurs such Change in Control.

(d) A Participant’s coverage under this Plan shall terminate upon the Participant’s termination of employment (which for this purpose shall include commencement of salary continuance or other severance amounts), other than a termination of employment that occurs after a Change in Control.

Article V

Benefits Upon A Qualifying Termination

(a) Participants shall be entitled to the benefits provided by this section upon termination of employment, if such termination is a Qualifying Termination, and benefits shall be conditioned upon the execution by the Participant of a release and waiver of claims in the form provided by the Company. Such release shall be delivered to the Company within 45 days of the Date of Termination, and shall be subject to a seven-day revocation period.

(b) The Company shall pay a Participant who experiences a Qualifying Termination a lump sum in cash within ten (10) days after the expiration of the revocation period for the release and waiver of claims described in Section (a) above (except that, for a Date of Termination on or after November 1, such payment shall be made not before the first business day of the next succeeding calendar year, to the extent required for compliance with Code section 409A and guidance thereunder), the aggregate of the following amounts which benefits, except as otherwise provided herein, shall be in addition to any other benefits to which the Participant is entitled by reason of this Plan:

(i) unpaid salary with respect to any paid time off accrued but not taken as of the Date of Termination;

(ii) accrued but unpaid salary through the Date of Termination;

(iii) any earned but unpaid annual incentive bonuses from the fiscal year immediately preceding the year in which the Date of Termination occurs (unless (A) such annual incentive bonus is “nonqualified deferred compensation” within the meaning of Section 409A, in which case such bonus shall be paid at the time that bonuses with respect to such fiscal year are or otherwise would be paid in accordance with the terms of the applicable plan or (B) the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such annual incentive bonuses, in which case any such deferred bonuses shall be paid in accordance with such election);

(iv) In lieu of any further salary payments to Participant for periods after separation from service, the Company shall pay a lump sum severance payment equal to the factor provided in Appendix C as the Severance Period times the sum of:

(A) the Participant’s annual rate of base salary in effect on the date Notice of Termination is given, and

(B) the annual target bonus applicable to the Participant for the year in which Notice of Termination is given.

(c) In addition to all other amounts payable to the Participant under this section, the Participant shall be entitled to receive all benefits payable under any other plan or agreement relating to retirement benefits or to compensation previously earned and not yet paid, in accordance with the terms of such plans or agreements, including prorated annual performance incentives for the year in which the Date of Termination occurs, subject to the terms and conditions of the applicable performance incentive plan and award agreements and subject to Article VII.

(d) The Participant shall continue to be eligible to participate in the medical, dental and health care reimbursement account coverage in effect at the Date of Termination (or generally comparable coverage) for himself or herself and, where applicable, his or her spouse or domestic partner and dependents, as the same may be changed from time to time for employees of the Company generally, as if Participant had continued in employment during the lesser of (i) the Severance Period or (ii) twelve (12) months. The Participant shall be responsible for the payment of the employee portion of the medical, dental and health care reimbursement account contributions that are required during the Severance Period and such contributions shall be made within the time period and in the amounts that other employees are required to pay to the Company for similar coverage. The Participant’s failure to pay the applicable contributions shall result in the cessation of the applicable medical and dental coverage for the Participant and his or her spouse or domestic partner and dependents. In the event that the Severance Period exceeds twelve months, the Participant will receive a cash lump-sum payment from the Company equal to the projected value of the employer portion of the premiums for medical and dental benefits for the time period between the end of the Coverage Period and the remainder of the Severance Period. Such payment shall be made within sixty (60) days following the end of the Coverage Period. Notwithstanding any other provision of this Plan to the contrary, in the event that a Participant commences employment with another company at any time during the Severance Period and becomes eligible for medical and/or dental coverage under the plan(s) of such other company, the Participant will cease receiving coverage under the Company’s medical and dental plans. Within thirty (30) days of Participant’s commencement of employment with another company, Participant shall provide the Company written notice of such employment and provide information to the Company regarding the medical and dental benefits provided to Participant by his or her new employer. The COBRA continuation coverage period under section 4980B of the Code shall run concurrently with the Severance Period.

(e) Deeming rules for certain terminations of employment before a Change in Control. For purposes of this Plan:

(i) Termination of the Participant’s employment shall be deemed to occur after a Change in Control if (A) employment is terminated by the Company within ninety (90) days prior to a Change in Control, (B) such termination was not a Termination by the Company For Cause, and (C) either such termination was at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, or the Participant reasonably demonstrates that such termination was otherwise in connection with or in anticipation of a Change in Control.

(ii) Termination of employment shall be deemed to be a Termination by the Participant For Good Reason after a Change in Control if (A) within ninety (90) days prior to a Change in Control, the Participant incurs a Termination by the Participant For Good Reason (or what would be such but for the fact that it occurs before a Change in Control), and (B) the circumstance or event which constitutes Good Reason occurs at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control.

(f) All payments under the Plan are subject to the reduction or potential reduction set forth in Article VII.

(g) Benefits upon Termination For Cause or Without Good Reason. If, following a Change in Control, Participant’s employment is terminated pursuant to a Termination by the Company For Cause, or a Termination by the Participant Without Good Reason, the Company shall pay the Participant full base salary through Participant’s separation from service at the rate in effect at the time Notice of Termination is given, plus all other amounts to which Participant is entitled under any compensation plan of the Company at the time such payments are due.

(h) Benefits upon Termination By Death of the Participant. If, following a Change in Control, Participant’s employment is terminated pursuant to the death of the Participant (excluding when the Participant has experienced a Termination by the Company for Disability), the Company shall pay the Participant full base salary through Participant’s separation from service at the rate in effect at the time of Death, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due.

Article VI

No Duty to Mitigate

Participant shall not be required to mitigate the amount of any payment provided for in Articles V, IX, or XI herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in such sections be reduced by any compensation earned by the Participant as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise, other than under subsection (d) of Article V (relating to certain continuing welfare benefits) and Article VII.

Article VII

Offset for Certain Severance Pay

If the Participant becomes entitled to the lump sum severance benefit under subsection (c) of Article V herein, the Participant shall not be entitled to receive severance pay under any severance pay plan, policy or arrangement maintained by the Company or any of its subsidiaries. If the Company is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law or by contract to provide advance notice of separation, then the lump sum severance benefit under subsection (c) of Article V herein shall be reduced, but not below zero, by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received by the Participant during the period of such advance notice. No offset or reduction of amounts shall be permitted to the extent it results in a prohibited substitution under Code Section 409A and regulations thereunder.

Article VIII

Payment Calculation

(a) Generally, Total Payments (defined below) in connection with a Change in Control, including but not limited to payments under this Plan, may be subject to an Excise Tax (defined below) payable by the Participant. The Excise Tax applies only if Total Payments exceed a threshold computed under the Code and IRS regulations. Accordingly, if it is determined that the Excise Tax would apply to any payments to the Participant in connection with a Change in Control, payments under the Plan shall be reduced by this section if it is determined by the Accounting Firm (defined below) that such Cutback (defined below) causes the Net After Tax Amount to be greater than the Net After Tax Amount (defined below) without such Cutback.

(b) For purposes of this Section, the following terms have the following meanings:

(i) “Total Payments” shall mean all of the payments or benefits, paid or payable to the Participant or for the Participant’s benefit, subject to the excise tax under Section 4999 of the Code (before any reduction pursuant to this section), including any vesting of awards subject to Section 83 of the Code, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control, or any person affiliated with the Company or such person.

(ii) “Excise Tax” shall mean the excise tax (if any) imposed under section 4999 of the Code on Total Payments.

(iii) “Net After Tax Amount” shall mean the amount of Total Payments net of any applicable taxes under the Code and any State or local income taxes applicable on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the payments, as in effect on the date of payment.

(c) Amounts payable to the Participant under the Plan shall be reduced by an amount (“the Cutback”) if and only if it is determined that the Net After Tax Amount is greater if the Cutback is imposed than if the Cutback is not imposed.

(d) All determinations required to be made under this Article VIII shall be made by the accounting firm that was, immediately before the Change in Control, the Company’s independent auditor (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and to the Participant within fifteen (15) business days after the Participant’s Notice of Termination, or such earlier time as requested by the Company. In the event that such accounting firm is also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm instead shall be the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Participant.

Article IX

Legal Fees

(a) The Company also shall pay to the Participant all reasonable legal fees and expenses incurred by the Participant with respect to the initial determination by the Accounting Firm with respect to the amount of Cutback (if any), as well as in disputing in good faith any issue hereunder relating to the termination of the Participant’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payment shall be made immediately upon the completion of the dispute if the Participant prevails on at least one material claim with such evidence of fees and expenses incurred as the Company reasonably may require.

(b) To the extent required by Section 409A of the Code and guidance thereunder, any payment by the Company under this section shall be made no later than December 31 of the calendar year following the calendar year in which the Participant incurs such fees and expenses. Notwithstanding the foregoing, to the extent required by Section 409A of the Code, in the case of a payment by the Company to reimburse expenses incurred due to a tax audit or litigation, payment shall be made no later than December 31 of the calendar year following the calendar year in which the Participant remits the Excise Tax or, where as a result of such audit or litigation, no taxes are remitted, December 31 of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

Article X

Successors; Binding Agreement

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

(b) Failure of the Company to obtain such assumption and agreement before the effectiveness of any such succession shall be a breach of this Plan and shall entitle the Participant to compensation from the Company in the same amount and on the same terms as the Participant would be entitled hereunder if the Participant terminated employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(c) This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant should die while any amount would still be payable to the Participant hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s devisee, legatee or other designee or if no such designee, to the Participant’s estate.

Article XI

Notice Requirement

Any termination or purported termination of the Participant’s employment (except by reason of the Participant’s death) by the Company or by the Participant following a Change in Control and during the term of this Plan shall be communicated by written Notice of Termination to the other party hereto in accordance with this section. The Notice of Termination shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated. For the purposes of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Plan, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

Article XII

No Payment Earlier Than Permitted Under Code Section 409A

In no event shall any amount that is deferred compensation under Code Section 409A (other than a short term deferral) payable under this Plan upon the Participant’s separation from service be paid to the Participant under this Plan before the date of separation from service plus six (6) months after such date if the Participant is a specified employee (as defined for purposes of Code Section 409A(a)(2)(B)).

Article XIII

Amendment

(a) Except as provided in subsection (b) and (c), no provision of this Plan may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by all affected Participants and such officer as may be specifically designated by the Committee, and except as such modification, waiver, or discharge is not materially adverse to the Participant

(b) To the extent deemed necessary or desirable by the Committee the Plan may be amended by an affirmative vote of the Committee in order to comply with Code Section 409A and to avoid any additional tax or penalty related solely to Code Section 409A. Such amendments will be effective if signed by such officer as may be specifically designated by the Committee. The provisions of this subsection (b) shall not apply at any time after the occurrence of either a Potential Change in Control or a Change in Control.

(c) The Chief Executive Officer of Conduent Incorporated or his delegate may amend the Plan as she or he in his or her sole discretion deems necessary or appropriate to comply with Section 409A of the Internal Revenue Code and guidance thereunder.

Article XIV

Miscellaneous

No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Plan. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Articles V, VII, and IX shall survive the expiration of the term of this Plan. This Plan shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between each Participant and the Company, Participant shall not have any right to be retained in the employ of the Company. No interest of any Participant or spouse of any Participant or any other beneficiary under this Plan, or any right to receive payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, a Participant or spouse of a Participant or other beneficiary, including for alimony.

Article XV

Validity

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

Article XVI

Counterparts

This Plan may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Article XVII

Entire Plan

This Plan sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of the Plan supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof (including, without limitation, the Severance Agreement previously entered into between the Participant and the Company as thereafter amended and/or extended).

Article XVIII

Plan Administration

This Plan shall be administered by the Committee except that subsection (m) of Article III (relating to Terminations for Cause) shall be administered by the Board. In the event of an impending Change in Control, the Committee may appoint a person (or persons) independent of the third-party effectuating the Change in Control to be the Committee effective upon the occurrence of a Change in Control and such Committee shall not be removed or modified following a Change in Control, other than at its own initiative (the “Independent Committee The Board may delegate its authority to administer subsection (m) of Article III to such Independent Committee. Except as otherwise provided in this Plan, the decision of the Committee and the Board (including the Independent Committee) upon all matters within the scope of their respective authority shall be conclusive and binding on all parties, provided that in the event that no Independent Committee is appointed, any determination by the Committee of whether “Cause” or “Good Reason” exists shall be subject to de novo review.

CONDUENT INCORPORATED

By:	/s/ Ashok Vemuri
Name:	Ashok Vemuri
Title:	Chairman and Chief Executive Officer

Appendix A

Schedule of Prior Agreements

Appendix B

List of Participants

Appendix C

Severance Period

Title	Severance Period

CEO	2x

CFO	2x

President and Head of Public Sector	2x

General Counsel and Secretary	2x

Chief People Officer	2x

Operations Head	1x

Group Chief Executive Financial Services and Healthcare	1x

Group Chief Executive Consumer and Industrials	1x

Group Chief Executive Europe	1x